Exhibit 99

Financial News
National Fuel Gas Company	6363 Main Street Williamsville, N.Y. 14221

National Fuel Announces Management Change

Ron Tanski announces retirement date; will be succeeded by Dave Bauer

(April 3, 2019) WILLIAMSVILLE, N.Y. – Today, National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) announced that Ronald J. Tanski, President and Chief Executive Officer of National Fuel Gas Company, has indicated his intention to retire, effective July 1, 2019, after more than 40 years of service. He will continue to serve as a member of the board of directors.

The Company also announced that Tanski would be succeeded by David P. Bauer, a member of National Fuel’s executive team since 2004. “I am pleased with National Fuel’s performance and prospects, and this shift in leadership is the culmination of many years of preparation,” said Tanski. “I look forward to a seamless transition as Dave has been fully entrenched in and is familiar with all aspects of the Company’s operation and strategic direction as part of his role as Principal Financial Officer since 2010.”

Bauer has served in numerous positions with National Fuel and its operating subsidiaries. He has been responsible for carrying out the Company’s financial strategy and has played a leading role in maintaining the Company’s fiscal strength and stability. As President of National Fuel Gas Supply Corporation since 2016, Bauer has overseen the Company’s pipeline and storage operations and key interstate infrastructure modernization and expansion projects.

After more than 10 years at PricewaterhouseCoopers LLP and its predecessor, Bauer joined National Fuel in 2001. He holds a bachelor’s degree in accounting from Boston College. Bauer is a board member of the YMCA Buffalo Niagara, board member and audit committee chairman at D’Youville College, board member and finance committee member of the Canisius High School, and an investment committee member of the Catholic Diocese of Buffalo.

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“When I joined National Fuel in the late 1970s, our industry and customers were facing record high energy prices, curtailments of natural gas supplies, and national reliance on imported natural gas and oil,” said Tanski. “Today, we have a domestic abundance of oil and natural gas due to advanced shale recovery technologies. For the first time in nearly 60 years, the U.S. is a net exporter of natural gas and our utility customers are paying the lowest rates in decades because they are next door to the largest natural gas producing region in North America. While much has changed, one thing has remained constant: the dedication of National Fuel and its current 2,100 employees to finding, transporting and delivering much-needed, clean-burning natural gas supplies safely and reliably to utility customers and others throughout our regional pipeline network. I will be leaving the Company in capable hands that are well prepared and committed to building value for our communities and our shareholders.”

“National Fuel is in an excellent position for the future,” said Chairman of the Board David F. Smith. “During his tenure as President and CEO, Ron has continued our legacy of tremendous leadership, long-term focus, deliberate decision making, and financial discipline, resulting in ongoing growth and value for the Company and benefits for shareholders. The board and I extend our deep appreciation to Ron for his long and steadfast guidance of and dedication to the Company, and we wish him, his wife Mary Ann, and his family all the best in his retirement. We are fortunate to have a talent of Dave Bauer’s caliber as Ron’s successor, and the board and I look forward to continued success with Dave at the helm of our experienced executive team.”

National Fuel is an integrated energy company reporting financial results for five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuel.com.

Analyst Contact:	Kenneth E. Webster	716-857-7067
Media Contact:	Karen L. Merkel	716-857-7654